Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

SFX HOLDING CORPORATION

SFX Holding Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.                                      The name of the Corporation is SFX Holding Corporation.

2.                                      The Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Delaware on June 5, 2012, is hereby amended by striking Article I in its entirety and replacing it with the following:

“The name of the corporation is SFX Entertainment, Inc.  (the ‘Corporation’).”

3.                                      The amendment of the Certificate of lncorporation herein certified have been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed by its officer hereto duly authorized this February 13,2013.

SFX HOLDING CORPORATION

By:	/s/ Robert F.X. Sillerman
Name: Robert F.X. Sillerman
Title: Chief Executive Officer